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Exhibit (a)(5)

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730
FOR IMMEDIATE RELEASE	Contacts: Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Manager, Investor Relations. (617) 796-8232 www.hptreit.com

Hospitality Properties Trust Commences Tender Offer
for 3.80% Convertible Senior Notes due 2027

        Newton, MA (March 15, 2010): Hospitality Properties Trust (NYSE: HPT) today announced that it has commenced a cash tender offer for any and all of the approximately $265 million outstanding principal amount of its 3.80% Convertible Senior Notes due 2027 (the "Notes").

        HPT is offering to purchase the Notes at par, or $1,000 per $1,000 principal amount, plus any accrued and unpaid interest up to, but not including, the date on which payment is made for the Notes that are purchased pursuant to the Tender Offer. The Tender Offer will expire at midnight, New York City time, on April 9, 2010 (the "Expiration Date") unless extended. Any Notes purchased pursuant to the Tender Offer will be cancelled, and those Notes will cease to be outstanding. HPT intends to fund the purchases with cash on hand and drawings on its revolving credit facility.

        The Tender Offer is subject to certain customary conditions described in the Offer to Purchase (the "Offer to Purchase"). Any tendered Notes may be withdrawn prior to, but not after, the Expiration Date and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Date. The Tender Offer is not conditioned upon the tender of any minimum principal amount of Notes. HPT may, subject to applicable law, and as stated in the Offer to Purchase, amend, extend or terminate the Tender Offer.

        The Dealer Managers for the Offer are BofA Merrill Lynch (888-292-0070), BNY Mellon Capital Markets, LLC (800-269-6864) and Citi (800-558-3745). The Information Agent and Depositary for the Offer is D.F. King & Co., Inc. Requests for copies of the Offer to Purchase or the related Letter of Transmittal should be directed to D.F. King & Co., Inc. by telephone at (800) 967-4604 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005, and copies will be furnished promptly at HPT's expense.

        None of HPT, the Board of Trustees of HPT, the Information Agent and Depositary or any of the Dealer Managers is making any recommendation as to whether holders of the Notes should tender or refrain from tendering Notes.

        The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal that are being sent to holders of the Notes and is also available online on the Securities and Exchange Commission's (the "SEC") website at www.sec.gov as an exhibit to the Tender Offer Statement on Schedule TO filed by HPT with the SEC on March 15, 2010.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

        This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell the Notes. The offers to purchase Notes will only be made pursuant to the Offer to Purchase and related Letter of Transmittal that HPT has filed with the SEC and will be mailed to holders of Notes. Holders of Notes should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the Tender Offer.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS NEWS RELEASE CONTAINS STATEMENTS AND IMPLICATIONS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE", OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS NEWS RELEASE RELATE TO VARIOUS MATTERS, INCLUDING:

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  THIS NEWS RELEASE STATES THAT THE COMPANY EXPECTS TO PURCHASE THE NOTES. IN FACT, THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE. IF THESE CONDITIONS ARE NOT SATISFIED OR WAIVED, THIS OFFER MAY NOT CLOSE. IN ADDITION, WE MAY TERMINATE THE OFFER AT ANY TIME OR CHANGE THE CONDITIONS OF THE OFFER. WE THEREFORE CANNOT ASSURE YOU THAT WE WILL COMPLETE THE OFFER ON A TIMELY BASIS ON THE TERMS DESCRIBED IN THE OFFER TO PURCHASE, IF AT ALL. OTHER RISKS MAY ADVERSELY IMPACT OUR ABILITY TO COMPLETE THE OFFER, AS DESCRIBED MORE FULLY UNDER "CERTAIN SIGNIFICANT CONSIDERATIONS" IN THE OFFER TO PURCHASE AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, UNDER "ITEM 1A. RISK FACTORS," WHICH IS INCORPORATED HEREIN BY REFERENCE.

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  THIS NEWS RELEASE STATES THAT THE COMPANY MAY EXTEND THE OFFER. IN FACT, THE COMPANY DOES NOT KNOW WHETHER IT WILL EXTEND THE OFFER AND ANY DECISION TO EXTEND OR NOT EXTEND THE OFFER WOULD BE BASED ON MANY VARIABLES, INCLUDING, AMONG OTHERS, CHANGES IN THE ECONOMY AND CAPITAL MARKETS, THE AMOUNT OF NOTES TENDERED, GENERAL ECONOMIC AND REAL ESTATE CONDITIONS, AND TAX MATTERS, INCLUDING FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST. WE THEREFORE CANNOT ASSURE YOU THAT IF LESS THAN ALL OF THE NOTES ARE TENDERED THAT WE WILL CHOOSE TO EXTEND THE OFFER.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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  Exhibit (a)(5)